EXHIBIT 99.1

PRESS RELEASE

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, 303-312-8155

Bill Barrett Corporation Reports Record First Quarter 2008 Results

and Updates Guidance

DENVER – May 6, 2008 – Bill Barrett Corporation (NYSE: BBG) today reported first quarter 2008 operating results highlighted by:

•	Production up 28% from the prior year period to 18.2 Bcfe

•	Discretionary cash flow up 58% from the prior year period to $108.3 million, or $2.40 per diluted common share and $5.95 per Mcfe of production

•	Net income up 116% from the prior year period to $30.7 million, or $0.68 per diluted common share

•	Successful offering of $172.5 million in convertible senior notes providing increased financial flexibility

Chairman and Chief Executive Officer, Fred Barrett, commented:

“We are off to a record start in 2008 with significant growth in production that has generated our highest quarterly performance to date in terms of revenue per share, discretionary cash flow per share and earnings per share. Our development properties continue to perform as expected to generate on-going production growth. Our production increase was complemented by strong Rocky Mountain regional natural gas pricing where we realized an average $8.19 per thousand cubic feet equivalent (Mcfe) sales price for the quarter. Better regional natural gas pricing, we believe, is a result of generally stronger national prices, significantly increased regional pipeline capacity from the REX (Rockies Express – West) system that commenced operation in early January as well as increased local demand as a result of colder regional weather through the winter.

From our exploration portfolio, we continue to see favorable results from our Blacktail Ridge infill oil play and the Lake Canyon extension project. We have reached total depth at 17,554 feet at the ultra-deep test well at West Tavaputs and will commence completion operations over the coming weeks. We look forward to spudding our first horizontal well in the Yellow Jacket shale gas prospect during the second quarter and to commencing the first of up to four wells targeting Cody shale gas at the Circus prospect during the second quarter.

This solid start puts our Company on track to deliver projected production growth of 20% to 28% for 2008; as a result, we are narrowing, and slightly raising the top end of, our production guidance range to 74 to 78 Bcfe.”

Production for the quarter ended March 31, 2008 was 18.2 Bcfe, representing a 28% increase from the first quarter of 2007 and a 6% increase sequentially. Including the effects of the Company’s hedging activities, the average sales price realized in the first quarter of 2008 was $8.19 per Mcfe compared with $6.84 per Mcfe in the first quarter of 2007.

Discretionary cash flow (a non-GAAP measure, see page 11) was $108.3 million in the first quarter of 2008, or $2.40 per diluted common share, up 58% compared with the first quarter of 2007. The year-over-year increase was primarily the result of the 28% increase in production and the $1.35 per Mcfe increase in the average realized price, partially offset by higher per unit gathering, transportation and production tax expenses.

Net income was $30.7 million, or $0.68 per diluted common share, for the first quarter of 2008 compared with $14.2 million or $0.32 per diluted common share in the first quarter of 2007. This 116% increase in net income is primarily a result of higher production and a higher per unit profit margin resulting from the increased realized price and reduced lease operating expenses.

OPERATIONS

Production, Wells Spud and Capital Expenditures

The following table lists production, wells spud and total capital expenditures by basin for the first quarter of 2008:

	First Quarter 2008
Basin	Average Net Production (MMcfe/d)	Wells Spud (gross)	Capital Expenditures (millions)
Uinta	80	10	$37.8
Piceance	83	30	49.9
Powder River	17	73	8.1
Wind River	20	1	7.4
Other	—	1	5.8

Total	200	115	$109.0

First quarter 2008 capital expenditures totaled $109.0 million. The capital budget for 2008 is narrowed to $575-$600 million from $550-$600 million, of which the Company expects to spend approximately 80% on development at its key assets in the Uinta, Piceance and Powder River basins, and approximately 20% on delineation of prior discoveries and new exploration. The Company has 11 rigs currently drilling and anticipates participating in the drilling of 415 to 450 gross wells for the full year 2008, including approximately 230 coalbed methane (“CBM”) wells.

Operating and Drilling Update

Uinta Basin, Utah

West Tavaputs – Current net production is approximately 76 million cubic feet per day (MMcfe/d), temporarily constrained by processing capacity until June. On May 1, 2008, the public comment period was closed for the Draft Environmental Impact Statement (EIS) for this property. The Company continues to expect a record of decision during the second half of 2008.

The Company is operating one shallow drilling rig in the area and expects to add two shallow drilling rigs after the winter stipulations period ends in mid-May. The Company recently reached total depth at 17,554 feet at its ultra-deep test well targeting the Pennsylvanian Weber and Mississippian Leadville formations and expects completion results mid-summer 2008.

The West Tavaputs program continues to offer low-risk growth in the shallow zones as well as upside opportunity through the deep potential of the east and west structures, the untested Mancos shale gas interval and the ultra deep zones.

At the end of the first quarter of 2008, the Company had an approximate 99% working interest in production from 101 gross wells in its West Tavaputs shallow and deep programs.

Blacktail Ridge/Lake Canyon – The Company currently has eight producing Wasatch wells and two wells to be completed in the area with current production averaging nearly 1,000 (gross) barrels of oil per day. The Company is operating one rig and is pursuing an infill drilling strategy in the Blacktail Ridge area and a field extension strategy to the southwest within its Lake Canyon acreage.

Piceance Basin, Colorado

Gibson Gulch – Current net production is approximately 88 MMcfe/d. The Piceance program continues to be a key, low-risk, high growth development area for the Company.

The Company has four operating rigs in the area and plans to drill up to 125 development wells in 2008, the majority of which will be on 10-acre densities. To date, 37 wells on 10-acre densities have been completed with positive results.

At the end of the first quarter of 2008, the Company had an approximate 94% working interest in production from 329 gross wells in its Gibson Gulch program.

Powder River Basin, Wyoming

Coal Bed Methane (CBM) – Current CBM net production is approximately 19 MMcfe/d with capacity constrained in the Cat Creek area due to lack of sufficient compressor capacity. The Company currently has four rigs operating in the area and has drilled 81 of the approximate 230 CBM wells in its 2008 program. During 2008, production is expected to gradually increase as wells currently in the de-watering phase begin production and as third-party infrastructure build-outs allow. At the end of the first quarter of 2008, the Company had an approximate 69% working interest in production from 588 gross CBM wells.

Wind River Basin, Wyoming

Cave Gulch/Bullfrog – The Company recompleted the Bullfrog 14-18 Frontier well (63% net revenue interest/94% working interest), where strong production continued during the quarter, and the well is currently producing approximately 9.5 MMcfe/d. The Company has identified two similar recompletion locations near the Bullfrog 14-18 well.

The Cave Gulch deep drilling program was initiated in February 2008 with the spud of the 31-32 well (37% working interest) targeting the Frontier, Muddy and Lakota formations at 17,000-19,000 feet. This well is expected to reach total depth in early June. The Company expects to operate a one-rig continuous program in the area to drill up to three deep wells through 2008.

Paradox Basin, Colorado

Yellow Jacket and Green Jacket – Using a dense 2-dimensional seismic grid, the Company has identified the location of its first Gothic shale horizontal test well (55% working interest), an offset to its initial vertical well, which it plans to spud during the second quarter of 2008. The Company also anticipates drilling one to three additional vertical or horizontal test wells during 2008 to evaluate its extensive acreage holdings in the area.

Montana Overthrust, Montana

Circus – During the second quarter of 2008, the Company will commence a program to drill up to four vertical wells to analyze and test the Cody shale. As reported earlier this year, gas production was established during testing of the Cody shale at the Draco and Leviathan wells in the area. Production from this area will be dependent upon the discovery of commercial quantities of natural gas to support infrastructure build-out. The Company has a 50% working interest in this potential regional resource play.

ADDITIONAL FINANCIAL INFORMATION

Guidance

The Company is updating its 2008 full year guidance as follows:

•	Oil and natural gas production of 74 to 78 Bcfe, up from 70 to 77 Bcfe

•	Lease operating costs per Mcfe of $0.64 to $0.68, narrowed from $0.64 to $0.70

•	Gathering and transportation costs per Mcfe of $0.54 to $0.59, unchanged

•	General and administrative expenses before noncash stock-based compensation between $38 and $40 million, increased from $36 to $38 million

•	Capital budget narrowed to $575 to $600 million from $550 to $600 million

Commodity Hedges Update

During the first quarter of 2008, the Company had hedges in place for approximately 75% of its natural gas production volumes and approximately 69% of its oil production volumes that resulted in an increase in natural gas revenues of $0.3 million and a reduction in oil revenues of $2.1 million. The net effect reduced the average price received per Mcfe from $8.29 to $8.19.

For the remaining three quarters of 2008, the Company has hedges in place for approximately 40 Bcfe, or approximately 66% to 71% of projected production. It is currently the Company’s strategy to hedge 50% to 70% of production through basis at regional sales points on a forward 12-month period in order to reduce the risks associated with unpredictable future natural gas and oil prices and to provide certainty for a portion of its cash flow to support its capital expenditure program.

The following table summarizes swap positions as of April 30, 2008:

	Natural Gas		Oil
Period	Volume (MMBtu/d)	Weighted Average Swap Price (CIG or PEPL/MMBtu)	Volume (Bbls/d)	Weighted Average Swap Price (WTI/Bbl)
2Q08	120,000	$6.62	575	$73.84
3Q08	120,000	6.62	575	73.84
4Q08	112,707	7.08	575	73.84
1Q09	159,000	7.97	375	74.41
2Q09	119,000	6.78	375	74.41
3Q09	119,000	6.78	375	74.41
4Q09	72,587	7.19	375	74.41

In addition, the Company has hedged certain volumes with collar contracts including: one calendar 2008 natural gas collar for 35,000 MMBtu/d at CIG with a floor of $6.50 and ceiling of $10.00; two calendar 2008 oil collars for 525 barrels of oil per day (Bbls/d) at WTI with a blended floor of $70.48 and blended ceiling of $81.62; and four calendar 2009 oil collars for 350 Bbls/d at WTI with a floor of $83.57 and a ceiling of $122.66.

Debt

During the first quarter of 2008, the borrowing base on the Company’s revolving credit facility was increased to $510 million from $385.0 million as a result of the increased year-end proved reserves and was subsequently reduced to $467 million after the Company issued the convertible senior notes. At quarter-end, borrowings outstanding under the facility were $134.0 million, providing $333.0 million in available capacity. As previously announced, in March 2008 the Company successfully completed the offering of $172.5 million of 5% convertible senior notes. The proceeds from this offering were used to pay down the revolving credit facility.

FIRST QUARTER RESULTS WEBCAST AND CONFERENCE CALL

As previously announced, a webcast and conference call will be held later this morning to discuss first quarter 2008 operating and financial results. Please join Bill Barrett Corporation executive management at noon eastern time/10:00 a.m. mountain time for the live webcast, accessed at www.billbarrettcorp.com, or join by telephone by calling 866-742-9716 (832-445-1682 international callers) with passcode 41973231. The webcast will remain available on the Company’s website for approximately 30 days, and a replay of the call will be available through May 9, 2008 at call-in number 800-642-1687 (706-645-9291 international callers) with passcode 41973231.

DISCLOSURE STATEMENTS

Forward-looking statements:

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing updated 2008 full year guidance, which contains projections for certain 2008 operational and financial results and forward-looking statements regarding the Company’s capital expenditure program and exploration and development activities. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2007, filed with the Securities and Exchange Commission on February 27, 2008, and other filings with the SEC, for a description of certain risk factors. Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, exploration drilling and test results, transportation, processing, availability of third party gathering, market conditions, oil and gas price volatility, risks related to hedging activities, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits and regulatory approvals, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of Bill Barrett Corporation’s risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its Website www.billbarrettcorp.com.

BILL BARRETT CORPORATION

Selected Operating Highlights

(Unaudited)

	Quarter Ended March 31,
	2008	2007
Production Data:
Natural gas (MMcf)	17,332	13,031
Oil (MBbls)	144	190
Combined volumes (MMcfe)	18,196	14,171
Daily combined volumes (MMcfed)	200	157

Average Prices (includes effects of realized hedges)
Natural gas (per Mcf)	$8.02	$6.68
Oil (per Bbl)	69.83	51.72
Combined (per Mcfe)	8.19	6.84

Average Costs (per Mcfe):
Lease operating expense	$0.51	$0.62
Gathering and transportation expense	0.52	0.36
Production tax expense	0.56	0.39
Depreciation, depletion and amortization	2.80	2.89
General and administrative expense, excluding stock-based compensation	0.58	0.51

BILL BARRETT CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended March 31,
	2008	2007
	(in thousands, except per share amounts)
Operating and Other Revenues:
Oil and gas production	$149,045	$96,882
Unrealized derivative loss (1)	(1,530)	—
Other	1,687	1,498

Total operating and other revenues	149,202	98,380

Operating Expenses:
Lease operating	9,301	8,840
Gathering and transportation	9,399	5,126
Production tax	10,259	5,557
Exploration	641	1,606
Impairment, dry hole costs and abandonment	1,552	3,598
Depreciation, depletion and amortization	50,957	39,073
General and administrative (2)	10,632	7,278
Non-cash stock-based compensation (2)	3,583	1,890

Total operating expenses	96,324	72,968

Operating Income	52,878	25,412

Other Income and Expense:
Interest and other income	472	532
Interest expense	(3,626)	(2,875)

Total other income and expense	(3,154)	(2,343)

Income before Income Taxes	49,724	23,069
Provision for Income Taxes	19,016	8,885

Net Income	$30,708	$14,184

Net Income Per Common Share
Basic	$0.69	$0.32
Diluted	$0.68	$0.32

Weighted Average Common Shares Outstanding
Basic	44,279	43,932
Diluted	45,225	44,201

(1)	In accordance with FAS No. 133, there is ineffectiveness associated with a small portion of the value of hedges entered into for forward periods due to slight differences in the delivery point and or timing of delivery. During the First Quarter 2008, the Company recorded a $1.5 million loss related to this ineffectiveness. This is a non-cash charge.
(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure allows for a more accurate comparison to the Company’s peers who may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

	As of March 31, 2008	As of December 31, 2007
	(in thousands)
Assets:
Cash and cash equivalents	$60,923	$60,285
Other current assets	108,587	71,142
Property and equipment, net	1,252,451	1,195,832
Other noncurrent assets	10,940	2,428

Total assets	$1,432,901	$1,329,687

Liabilities and Stockholders’ Equity:
Current liabilities	$215,194	$139,568
Notes payable under bank credit facility	134,000	274,000
Convertible senior notes	172,500	—
Other long-term liabilities	161,891	142,608
Stockholders’ equity	749,316	773,511

Total liabilities and stockholders’ equity	$1,432,901	$1,329,687

BILL BARRETT CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Quarter Ended March 31,
	2008	2007
	(in thousands)
Operating Activities:
Net income	$30,708	$14,184
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	50,957	39,073
Impairment, dry hole costs and abandonment costs	1,552	3,598
Unrealized derivative loss	1,530	—
Deferred income taxes	18,906	8,885
Stock compensation and other non-cash charges	3,974	2,069
Amortization of deferred financing costs	248	112
Gain on sale of properties	(172)	(1,002)

Change in assets and liabilities:
Accounts receivable	(19,532)	958
Prepayments and other assets	(3,114)	(1,483)
Accounts payable, accrued and other liabilities	(3,082)	(13,492)
Amounts payable to oil & gas property owners	(1,145)	4,316
Production taxes payable	4,366	1,636

Net cash provided by operating activities	$85,196	$58,854

Investing Activities:
Additions to oil and gas properties, including acquisitions	(114,992)	(87,094)
Additions of furniture, equipment and other	(605)	(1,432)
Proceeds from sale of properties	1,212	1,335

Net cash used in investing activities	$(114,385)	$(87,191)

Financing Activities:
Proceeds from debt	199,800	12,000
Principal payments on debt	(167,014)	—
Proceeds from sale of common stock	1,629	352
Deferred financing costs and other	(4,588)	(82)

Net cash provided by financing activities	$29,827	$12,270

Increase (Decrease) in Cash and Cash Equivalents	638	(16,067)
Beginning Cash and Cash Equivalents	60,285	41,322

Ending Cash and Cash Equivalents	$60,923	$25,255

BILL BARRETT CORPORATION

Reconciliation of Discretionary Cash Flow(1) from Net Income

(Unaudited)

	Quarter Ended March 31,
	2008	2007
	(in thousands, except per unit amounts)
Net Income	$30,708	$14,184
Adjustments to reconcile to discretionary cash flow (1)
Depreciation, depletion and amortization	50,957	39,073
Impairment, dry hole costs and abandonment costs	1,552	3,598
Exploration expense	641	1,606
Unrealized derivative loss	1,530	—
Deferred income taxes	18,906	8,885
Stock compensation and other non-cash charges	3,974	2,069
Amortization of deferred financing costs	248	112
Gain on sale of properties	(172)	(1,002)

Discretionary Cash Flow (1)	$108,344	$68,525

Per share, diluted	$2.40	$1.55
Per Mcfe	$5.95	$4.84

(1)	Discretionary cash flow is computed as net income plus depreciation, depletion, and amortization, impairment expenses, deferred income taxes, dry hole costs and abandonment expenses, exploration expenses, non-cash stock-based compensation, losses (gains) on disposals of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.